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                               UGI UTILITIES INC.
        COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES - EXHIBIT 12.1
                             (Thousands of dollars)





                                            Year Ended September 30,
                                ------------------------------------------------
                                  2005      2004      2003      2002      2001
                                --------  --------  --------  --------  --------
EARNINGS:
Earnings before income taxes    $ 84,953  $ 83,098  $100,212  $ 73,665  $ 79,568
Interest expense                  18,079    17,698    17,412    16,365    18,724
Amortization of debt
        discount and expense         247       233       244       287       264
Estimated interest component       1,568     1,477     1,434     1,563     1,541
        of rental expense       --------  --------  --------  --------  --------
                                $104,847  $102,506  $119,302  $ 91,880  $100,097
                                ========  ========  ========  ========  ========

FIXED CHARGES:
Interest expense                $ 18,079  $ 17,698  $ 17,412  $ 16,365  $ 18,724
Amortization of debt
        discount and expense         247       233       244       287       264
Allowance for funds used
        during construction
        (capitalized interest)        22        11         7        19        12
Estimated interest component
        of rental expense          1,568     1,477     1,434     1,563     1,541
                                --------  --------  --------  --------  --------
                                $ 19,916  $ 19,419  $ 19,097  $ 18,234  $ 20,541
                                ========  ========  ========  ========  ========

Ratio of earnings to
        fixed charges               5.26      5.28      6.25      5.04      4.87
                                ========  ========  ========  ========  ========